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                      July 7, 2022

       Russell T Kelley
       Chief Financial Officer
       Ranger Oil Corp
       16285 Park Ten Place, Suite 500
       Houston, TX 77084

                                                        Re: Ranger Oil Corp
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 8, 2022
                                                            File No. 001-13283

       Dear Mr. Kelley:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation